Exhibit 4.13

BRAGG GAMING GROUP INC.

BRAGG GAMING GROUP INC.

INTERIM UNAUDITED CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

Three- and six-month periods ended June 30, 2021

and June 30, 2020

Presented in Euros (Thousands)

BRAGG GAMING GROUP INC.

TABLE OF CONTENTS

INTERIM UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS	1

INTERIM UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION	2

INTERIM UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY	3

INTERIM UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS	4

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1	BASIS OF PRESENTATION AND GOING CONCERN	5

2	SIGNIFICANT ACCOUNTING POLICIES	8

3	LOSS BEFORE INCOME TAXES CLASSIFIED BY NATURE	19

4	ACQUISITION OF WILD STREAK LLC	20

5	DISCONTINUED OPERATIONS	21

6	SHARE CAPITAL	22

7	PUBLIC OFFERING COMPLETED NOVEMBER 18, 2020	23

8	WARRANTS	24

9	SHARE BASED COMPENSATION	27

10	DEFERRED AND CONTINGENT CONSIDERATION	30

11	INTANGIBLE ASSETS	31

12	CASH AND CASH EQUIVALENTS	31

13	TRADE AND OTHER RECEIVABLES	32

14	PREPAID EXPENSES AND OTHER ASSETS	33

15	TRADE PAYABLES AND OTHER LIABILITIES	33

16	RELATED PARTY TRANSACTIONS	34

17	FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT	36

18	SUPPLEMENTARY CASHFLOW INFORMATION	40

19	SEGMENT INFORMATION	41

20	INCOME TAXES	42

21	CONTINGENT LIABILITIES	44

1

BRAGG GAMING GROUP INC.
INTERIM UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS
PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

		Three Months Ended June 30,		Six Months Ended June 30,
	Note	2021	2020	2021	2020
Revenue	3	15,491	12,145	29,687	20,929
Cost of revenue		(8,466)	(7,035)	(16,013)	(11,852)

Gross Profit		7,025	5,110	13,674	9,077
Selling, general and administrative expenses	3	(8,856)	(4,129)	(16,010)	(8,208)
Gain on remeasurement of consideration receivable		6	-	12	-
Loss on remeasurement of deferred and contingent consideration	3, 10	-	(219)	-	(5,187)

Operating (Loss) Income		(1,825)	762	(2,324)	(4,318)
Net interest expense and other financing charges	3	(24)	(884)	(92)	(945)

Loss Before Income Taxes	3	(1,849)	(122)	(2,416)	(5,263)
Income taxes	20	(482)	(498)	(989)	(741)

Net Loss from Continuing Operations		(2,331)	(620)	(3,405)	(6,004)
Net gain (loss) from discontinued operations after tax	5	-	228	-	(88)

Net Loss		(2,331)	(392)	(3,405)	(6,092)
Items to be reclassified to net loss:
Cumulative translation adjustment - continuing operations		424	123	1,549	161
Cumulative translation adjustment - discontinued operations		-	(4)	-	(15)

Net Comprehensive Loss		(1,907)	(273)	(1,856)	(5,946)

Basic and Diluted (Loss) Gain Per Share
Continuing operations		(0.12)	(0.08)	(0.18)	(0.75)
Discontinued operations		0.00	0.03	0.00	(0.01)

		(0.12)	(0.05)	(0.18)	(0.76)

		Millions	Millions	Millions	Millions

Weighted average number of shares - basic and diluted		19.9	8.0	19.0	8.0

See accompanying notes to the interim unaudited condensed consolidated financial statements.

BRAGG GAMING GROUP INC. INTERIM UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)	2

		As at	As at
		June 30,	December 31,
	Note	2021	2020
Cash and cash equivalents	12	20,966	26,102
Trade and other receivables	13	8,409	10,297
Prepaid expenses and other assets	14	2,101	263
Consideration receivable	5	128	148

Total Current Assets		31,604	36,810
Property and equipment		251	272
Right-of-use assets		658	708
Consideration receivable	5	-	44
Intangible assets	11	31,391	14,279
Goodwill	4	26,189	19,938
Other assets		43	43

Total Assets		90,136	72,094

Trade payables and other liabilities	15	17,279	16,968
Deferred revenue		605	102
Income taxes payable	20	1,762	1,318
Lease obligations on right of use assets - current		162	133
Deferred and contingent consideration	10	63	11,521

Total Current Liabilities		19,871	30,042
Deferred income tax liability	20	1,261	1,415
Non-current lease obligations on right of use assets		529	593
Other non-current liabilities		172	147

Total Liabilities		21,833	32,197

Share capital	6	100,268	62,304
Warrants	8	-	1,642
Broker warrants	8	38	399
Shares to be issued	6, 12	15,310	22,608
Contributed surplus		15,924	14,325
Deficit		(64,636)	(61,231)
Accumulated other comprehensive income (loss)		1,399	(150)

Total Equity		68,303	39,897

Total Liabilities and Equity		90,136	72,094

Going Concern	1

See accompanying notes to the interim unaudited condensed consolidated financial statements.

Approved on behalf of the Board

Richard Carter	Lara Falzon
Chief Executive Officer	Non Executive Director

BRAGG GAMING GROUP INC.	3
INTERIM UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
PRESENTED IN EUROS (THOUSANDS, EXCEPT SHARE AMOUNTS)

					Special				Accumulated
					warrants -				other
		Share	Shares to		compensation	Broker	Contributed		comprehensive	Total
	Note	capital	be issued	Warrants	options	warrants	surplus	Deficit	income (loss)	Equity
Balance as at January 1, 2020		40,204	-	1,565	660	-	11,064	(46,665)	(212)	6,616
Exercise of DSUs	6, 9	219	-	-	-	-	(219)	-	-	-
Share-based compensation	9	-	-	-	-	-	(94)	-	-	(94)
Net loss for the period		-	-	-	-	-	-	(6,092)	-	(6,092)
Other comprehensive income		-	-	-	-	-	-	-	146	146

Balance as at June 30, 2020		40,423	-	1,565	660	-	10,751	(52,757)	(66)	576

Balance as at January 1, 2021		62,304	22,608	1,642	-	399	14,325	(61,231)	(150)	39,897
Shares issued upon completion of Oryx earn-out	6	22,000	(22,000)	-	-	-	-	-	-	-
Shares issued upon completion of private placement, net of issuance costs	6	1,918	(608)	-	-	-	-	-	-	1,310
Shares to be issued as deferred consideration	4	-	15,310	-	-	-	-	-	-	15,310
Exercise of RSUs	6, 9	267	-	-	-	-	(267)	-	-	-
Exercise of options	6, 9	966	-	-	-	-	(341)	-	-	625
Exercise of warrants	8	11,916	-	(1,831)	-	-	-	-	-	10,085
Expiry of warrants	8	-	-	(7)	-	-	7	-	-	-
Exercise of broker warrants	8	897	-	196	-	(361)	-	-	-	732
Share-based compensation	9	-	-	-	-	-	2,200	-	-	2,200
Net loss for the period		-	-	-	-	-	-	(3,405)	-	(3,405)
Other comprehensive income		-	-	-	-	-	-	-	1,549	1,549

Balance as at June 30, 2021		100,268	15,310	-	-	38	15,924	(64,636)	1,399	68,303

See accompanying notes to the interim unaudited condensed consolidated financial statements.

BRAGG GAMING GROUP INC.	4
INTERIM UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

		Six Months Ended June 30,
	Note	2021	2020
Operating Activities
Net loss from continuing operations		(3,405)	(6,004)
Add:
Net interest expense and other financing charges		92	945
Depreciation and amortization	3	1,887	1,451
Share based compensation	3, 9	2,200	(94)
Gain on remeasurement of consideration receivable		(12)	-
Loss on remeasurement of deferred and contingent consideration	10	-	5,187
Deferred income tax recovery	20	(154)	(56)

		608	1,429
Change in non-cash working capital	18	1,097	1,218
Change in income taxes payable		444	488

Cash Flows From Operating Activities		2,149	3,135

Investing Activities
Purchases of property and equipment		(51)	(61)
Additions of intangible assets	11	(1,426)	(801)
Proceeds from sale of discontinued operations	5	76	-
Consideration paid upon business combination	4	(8,206)	-
Cash acquired from business combination	4	124	-
Deferred and contingent consideration payments	10	(11,521)	-

Cash Flows Used In Investing Activities		(21,004)	(862)

Financing Activities
Proceeds from exercise of warrants and broker warrants	8	10,817	-
Proceeds from exercise of stock options	9	625	-
Proceeds from shares issued upon private placement, net of issuance costs	6	1,310	-
Repayment of lease liability		(70)	(113)
Interest income		38	8
Interest and financing fees		(130)	(36)

Cash Flows From (Used In) Financing Activities		12,590	(141)

Effect of foreign currency exchange rate changes on cash and cash equivalents		1,129	(73)
Net cash flow used in discontinued operations	5	-	(254)

Change in Cash and Cash Equivalents		(5,136)	1,805
Cash and cash equivalents at beginning of period		26,102	682

Cash and Cash Equivalents at end of period		20,966	2,487

See accompanying notes to the interim unaudited condensed consolidated financial statements.

BRAGG GAMING GROUP INC.	5

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021, AND JUNE 30, 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1	BASIS OF PRESENTATION AND GOING CONCERN

Nature of operations

Bragg Gaming Group Inc. and its subsidiaries ("Bragg", "BGG", the "Company" or the "Group") is primarily a B2B online gaming technology platform and casino content aggregator through its acquisition of Oryx Gaming International LLC ("Oryx" or "Oryx Gaming") in 2018.

The registered and head office of the Company is located at 130 King Street West, Suite 1955, Toronto, Ontario, Canada M5X 1E3.

Oryx Gaming

Oryx Gaming is a B2B gaming solution provider. Oryx offers a turnkey solution, including an omni-channel retail, online and mobile iGaming platform, as well as an advanced content aggregator, sportsbook, lottery, marketing, and operational services. Oryx is incorporated in the State of Delaware and headquartered in Las Vegas. Its primary operations are provided through its wholly owned subsidiaries in Malta, Cyprus, and Slovenia.

Classification of online media business unit as held for sale and discontinued operations

During the year ended December 31, 2019, the Company decided to discontinue its online media business unit. The associated assets and liabilities within the disposal group are presented as held for sale and the net loss attributable as discontinued operations in the interim unaudited condensed consolidated financial statements ("interim financial statements"). The Company completed the sale of the majority of its online media business unit on May 7, 2020 (Note 5).

Statement of compliance and basis of presentation

The accompanying interim financial statements have been prepared in accordance with International Accounting Standards (“IAS”) 34, Interim Financial Reporting. The interim financial statements do not include all of the information required for annual consolidated financial statements and should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2020.

The financial statements are prepared on a historical cost basis except for financial instruments classified at fair value through profit or loss (“FVTPL”) which are measured at fair value. The significant accounting policies set out below have been applied consistently in the preparation of the interim financial statements for all periods presented.

These interim financial statements were, at the recommendation of the audit committee, approved and authorized for issuance by the Company’s Board of Directors on August 11, 2021.

Going concern

The interim financial statements have been prepared on the going concern basis, which assumes that the Company will be able to continue as a going concern and realize its assets and discharge its liabilities in the normal course of business, and do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the interim financial statements. If the going concern assumption is not appropriate, material adjustments to the interim financial statements could be required.

As at June 30, 2021, the Company had current assets of EUR 31,604 (December 31, 2020: EUR 36,810) and current liabilities of EUR 19,871 (December 31, 2020: EUR 30,042). As of June 30, 2021, the Company has a cumulative deficit of EUR 64,636 (December 31, 2020: EUR 61,231). These conditions, along with the continued generation of positive cash flows from operations indicates that the Company will be able to continue on a going concern basis.

BRAGG GAMING GROUP INC.	6

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021, AND JUNE 30, 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1	BASIS OF PRESENTATION AND GOING CONCERN (CONTINUED)

COVID-19

In December 2019, there was a global outbreak of COVID-19 (coronavirus), which continued to have a significant impact on businesses through the restrictions put in place by the national, provincial and municipal governments around the world regarding travel, business operations and isolation and quarantine orders.

At this time, it is unknown the extent of the impact the COVID-19 outbreak may have on the Company in the long term as this will depend on future developments that are highly uncertain and that cannot be predicted with confidence. These uncertainties arise from the inability to predict the ultimate duration of the outbreak, including the duration of travel restrictions, business closures or disruptions, quarantine and isolation measures that are currently, or may be put, in place by Canada and other countries to fight the virus.

However, the Company derives the majority of its revenue from online casino gaming. This sector has largely benefited from the various international “lock downs”, requiring people to stay at home. As a result, such forms of entertainment have prevailed in a similar fashion to the various streaming businesses such as Netflix. Furthermore, the Company has limited exposure to sports betting revenues that have been impacted by the lack of professional sports.

As at the time of release of these interim financial statements, the Company’s financial performance, financial position and cash flow had not been adversely impacted by COVID-19 and the Company has determined no impairment of its goodwill is required.

Graduation to the Toronto Stock Exchange (“TSX”)

On January 27, 2021, , the Company began trading on TSX under the symbol “BRAG”. Concurrent with the TSX listing, the Company’s Common Shares were delisted from the TSX Venture Exchange.

Reverse Stock Split

On April 30, 2021, the Company announced a one-for-ten share consolidation (the “reverse stock split”). At the annual and special meeting of the Company’s shareholders held on April 28, 2021, the Company’s shareholders granted the Company’s Board of Directors discretionary authority to implement a consolidation of the issued and outstanding Common Shares of the Company on the basis of a consolidation ratio of up to 15 pre-consolidation Common Shares for one post-consolidation Common Share. The Board of Directors selected a share consolidation ratio of ten pre-consolidation Common Shares for one post-consolidation Common Share. The Company’s Common Shares began trading on TSX on a post-consolidation basis under the Company’s existing trade symbol "BRAG" on May 5, 2021. In accordance with International Financial Reporting Standards (“IFRS”), the change has been applied retroactively.

Base Shelf Prospectus

In order to support future growth initiatives, on May 4, 2021, the Company filed a short form base shelf prospectus (the "Base Shelf Prospectus"), with securities regulators in each of the provinces and territories of Canada. The Base Shelf Prospectus permits the Company to offer and sell Common Shares, unsecured debt securities, subscription receipts, warrants, other securities convertible or exchange for Common Shares or other securities of the Company or any combination thereof in various offerings having an aggregate value of up to CAD 500 million during the 25-month period that the Base Shelf Prospectus remains effective.

BRAGG GAMING GROUP INC.	7

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021, AND JUNE 30, 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1	BASIS OF PRESENTATION AND GOING CONCERN (CONTINUED)

Acquisition of Spin Games LLC

On May 12, 2021, the Company announced it had entered into an agreement to acquire Spin Games LLC (“Spin”) in a cash and stock transaction for a purchase price of approximately USD 30 million. Under the deal the sellers of Spin will receive USD 10 million in cash and USD 20 million in Common Shares of the Company of which USD 5 million in Common Shares will be issued on closing and the balance over the next three years. The transaction is expected to close following final approval from state gaming regulators and satisfaction of other customary closing conditions.

Acquisition of Wild Streak LLC

On June 2, 2021, the Company announced that it had acquired Wild Streak LLC doing business as Wild Streak Gaming ("Wild Streak"), a Las Vegas, Nevada based content creation studio with a portfolio of 39 premium casino slot titles supported across online and land-based applications.

The Company signed a purchase agreement to acquire all of the outstanding membership interests of Wild Streak in a cash and stock transaction for a purchase price of USD 30,000. Pursuant to the transaction, which closed simultaneously with the signing of the purchase agreement, the sellers of Wild Streak received USD 10,000 in cash at closing and will receive USD 20,000 worth of common shares of the Company over the next three years, subject to acceleration in the event of a change of control.

BRAGG GAMING GROUP INC.	8

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021, AND JUNE 30, 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2	SIGNIFICANT ACCOUNTING POLICIES

The interim unaudited condensed consolidated financial statements were prepared using the same basis of presentation, accounting policies and methods of computation as those of the audited consolidated financial statements for the year ended December 31, 2020, which are available at www.sedar.com. They were prepared using the same critical estimates and judgments in applying the accounting policies as those of the audited consolidated financial statements for the year ended December 31, 2020.

Basis of consolidation

The interim unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries when the Company controls them. Control exists when the Company is exposed, or has rights, to variable returns from its involvement with the subsidiary and has the ability to affect those returns through its power over the subsidiary. The Company assesses control on an ongoing basis. The Company’s interest in the voting share capital of all its subsidiaries is 100%.

Transactions and balances between the Company and its consolidated entities have been eliminated on consolidation.

The table below summarizes the Company’s operating subsidiaries and the functional currency for each operating subsidiary:

	Place of incorporation		Functional
	/ operation	Principal activity	currency
Bragg Gaming Group - Group Services Ltd.	United Kingdom	Corporate activities	GBP
Bragg Gaming Group - Parent Services Ltd.	United Kingdom	Corporate activities	GBP
Bragg Oryx Holdings Inc.	Canada	Intermediate holding company	CAD
Bragg USA, Inc.	United States	Intermediate holding company	USD
Oryx Sales Distribution Ltd.	Cyprus	Distribution	EUR
Oryx Gaming International LLC	United States	Gaming solution provider	EUR
Oryx Gaming Ltd.	Malta	Gaming solution provider	EUR
Oryx Marketing Poslovne Storitve D.o.o.	Slovenia	Marketing	EUR
Oryx Podpora D.o.o.	Slovenia	B2B support services	EUR
Oryx Razyojne-Storitve D.o.o.	Slovenia	Gaming solution developer	EUR
Poynt Inc.	Canada	Distribution	CAD
Wild Streak LLC	United States	Content creation studio	USD
Win Gaming Ltd.	Malta	Gaming licence holder	EUR

BRAGG GAMING GROUP INC.	9

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021, AND JUNE 30, 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Presentation currency

The presentation currency of the Company is the Euro, whilst the functional currencies of its subsidiaries are Euro, Canadian dollar, United States dollar, and British pound sterling due to primary location of individual entities within the Group. The presentation currency of the Euro has been selected as it best represents the majority of the Company’s economic inflows, outflows as well as its assets and liabilities.

The assets and liabilities of operations that have a functional currency different from that of the Company’s reporting currency are translated into Euros at the foreign currency exchange rate in effect at the reporting date. The resulting foreign currency exchange gains or losses are recognized in the foreign currency translation adjustment as part of other comprehensive income (loss). When such foreign operations are disposed of, the related foreign currency translation reserve is recognized in net earnings as part of the gain or loss on disposal.

Revenues and expenses of foreign operations are translated into Euros at the foreign currency exchange rates that approximate the rates in effect at the dates when such items are transacted.

Business combinations

Business combinations are accounted for using the acquisition method as of the date when control is transferred to the Company. The Company measures goodwill as the excess of the sum of the fair value of the consideration transferred over the net identifiable assets acquired and liabilities assumed, all measured as at the acquisition date. Transaction costs that the Company incurs in connection with a business combination, other than those associated with the issuance of debt or equity securities, are expensed as incurred.

Net earnings (loss) per share (“EPS”)

Basic EPS is calculated by dividing the net earnings (loss) available to shareholders by the weighted average number of shares outstanding during the period. Diluted EPS is calculated by adjusting the net earnings available to shareholders and the weighted average number of shares outstanding for the effects of all potential dilutive instruments.

Diluted loss per share is equal to basic loss per share when the effect of dilutive securities is anti-dilutive.

Cash and cash equivalents

Cash equivalents consist of highly liquid marketable investments with an original maturity date of 90 days or less from the date of acquisition and prepaid credit cards. Cash and cash equivalents also include any cash held in trust as proceeds from future private placement.

Trade and other receivables

Trade and other receivables consist primarily of trade receivables from customers for which Oryx Gaming provides services during the period and accrued income in relation to receivables from customers that have yet to be invoiced, for services provided during the three and six months ended June 30, 2021, and 2020. Upon invoicing, amounts are transferred from accrued income to trade receivables and any differences between the accrued and invoiced values are recognized in the interim unaudited condensed consolidated statements of loss and comprehensive loss.

BRAGG GAMING GROUP INC.	10

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021, AND JUNE 30, 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue recognition

The Company recognizes revenue when control of the goods or services has been transferred. Revenue is measured at the amount of consideration to which the Company expects to be entitled to, including variable consideration to the extent that it is highly probable that a significant reversal will not occur. Revenue from continuing operations is derived from software platform licensing, maintenance of source code, bespoke development, management service fees, marketing fees, content and hosting fees. Revenue is recognized when the service provided to the customer is complete. Specifically:

- Games and content: revenues from content and platform licensing are linked to revenues a customer earns from utilizing the Company’s software platform and aggregated content in that period. The Company’s revenue is therefore linked to the revenue of the underlying customer, i.e., the subsequent sale. The Company recognizes revenue once the customer has earned the revenue from the subsequent sale/services as this is the point where the performance obligation is satisfied.

- iGaming and turnkey projects: the Company charges a fixed monthly management and marketing fee for its services in the month in which the services are provided, and performance obligations are met. Charges for development projects are charged on a time and materials basis upon delivery at agreed milestones. Revenue is recognized as it is billed unless services and performance obligations are provided in a future period. If services and performance obligations are not provided in the reporting period, then revenue is not recognized.

Revenue from discontinued operations is derived from programmatic advertising, branded content and social media management, sales of software maintenance agreements, software customization services, technical support services and consulting services. Revenue from discontinued operations is recognized on a monthly basis as it is billed.

Consideration receivable

Consideration receivable consists of cash receivables due as a result of the sale of discontinued operations. The fair value of the consideration receivable is determined by calculating the present value of expected future cashflows relating to the consideration receivable, applying the Company’s discount rate.

Income taxes

Current and deferred taxes are recognized in the interim unaudited condensed consolidated statements of loss and comprehensive loss, except for current and deferred taxes related to a business combination, or amounts charged directly to equity or other comprehensive loss, which are recognized in the interim unaudited condensed consolidated statements of financial position.

Current tax is the expected tax payable or receivable on the taxable income or loss for the period, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous periods.

BRAGG GAMING GROUP INC.	11

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021, AND JUNE 30, 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income taxes (continued)

Deferred tax is recognized using the asset and liability method of accounting on temporary differences arising between the financial statement carrying values of existing assets and liabilities and their respective income tax bases. Deferred tax is measured using enacted or substantively enacted income tax rates expected to apply in the periods in which those temporary differences are expected to be recovered or settled. A deferred tax asset is recognized for temporary differences as well as unused tax losses and credits to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets and they relate to income taxes levied by the same taxation authority on the same taxable entity, or on different taxable entities where the Company intends to settle its current tax assets and liabilities on a net basis.

Deferred tax is recorded on temporary differences arising on investments in subsidiaries, except where the timing of the reversal of the temporary difference is controlled by the Company, and it is probable that the temporary difference will not reverse in the foreseeable future.

Property and equipment

Property and equipment are recognized and subsequently measured at cost less accumulated depreciation and any accumulated impairment losses. Cost includes expenditures that are directly attributable to the acquisition of the asset,including costs incurred to prepare the asset for its intended use and capitalized borrowing costs. The commencement date for capitalization of costs occurs when the Company first incurs expenditures for the qualifying assets and undertakes the required activities to prepare the assets for their intended use.

Borrowing costs directly attributable to the acquisition, construction or production of property and equipment, that necessarily take a substantial period of time to prepare for their intended use and a proportionate share of general borrowings, are capitalized to the cost of those assets, based on a quarterly weighted average cost of borrowing. All other borrowing costs are expensed as incurred and recognized in net interest expense and other financing charges.

The cost of replacing a component of property and equipment is recognized in the carrying amount if it is probable that the future economic benefits embodied within the component will flow to the Company and the cost can be measured reliably. The carrying amount of the replaced component is derecognized. The cost of repairs and maintenance of property and equipment is expensed as incurred and recognized in the interim unaudited condensed consolidated statements of loss and comprehensive loss.

Gains and losses on disposal of property and equipment are determined by comparing the fair value of proceeds from disposal with the net book value of the assets and are recognized on a net basis in the interim unaudited condensed consolidated statements of loss and comprehensive loss.

Property and equipment are depreciated on a straight-line basis over their estimated useful lives of three years to their estimated residual value when the assets are available for use. When significant parts of a property and equipment have different useful lives, they are accounted for as separate components and depreciated separately. Depreciation methods, useful lives and residual values are reviewed annually and are adjusted for prospectively, if appropriate.

BRAGG GAMING GROUP INC.	12

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021, AND JUNE 30, 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Leases

The Company assesses whether a contract is, or contains, a lease. If a contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration, then the contract may contain a lease. The Company assesses whether a contract conveys the right to control the use of an asset by performing the following tests:

-	assess whether the contract involves the use of an identified asset and may be specified explicitly or implicitly. It should be physically distinct or represent substantially all of the capacity of a physically distinct asset. If the supplier has a significant right to substitution, then the asset is not identified;
-	assess whether the Company has the right to obtain substantially all of the economic benefits arising from the use of the asset throughout the period of use; and
-	assess that the Company has the right to direct enjoyment of the asset. This right is identified when the Company has the decision-making rights in how and for what purpose the asset is used. In cases where the decision on how and for what purpose to use the asset has been predetermined, the Company has the right to direct the use of the asset if either it has the right to operate the asset, or the Company has designed the asset in a manner that predetermines how and for what purpose the asset will be used.

The Company recognizes a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received.

The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the earlier of the end of the useful life of the right-of-use asset or the end of the lease term. The estimated useful lives of right-of-use assets are determined on the same basis as those of property and equipment. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate. Generally, the Company uses its incremental borrowing rate as the discount rate.

Lease payments included in the measurement of the lease liability comprise the following:

-	fixed payments, including in-substance fixed payments;

-	variable lease payments that depend on an index or a rate, initially measured using the index or rate as at the commencement date;

-	amounts expected to be payable under a residual value guarantee; and

-	the exercise price under a purchase option that the Group is reasonably certain to exercise, lease payments in an optional renewal period if the Company is reasonably certain to exercise an extension option, and penalties for early termination of a lease unless the Company is reasonably certain not to terminate early.

The lease liability is measured at amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in the Company’s estimate of the amount expected to be payable under a residual value guarantee, or if the Company changes its assessment of whether it will exercise a purchase, extension or termination option.

BRAGG GAMING GROUP INC.	13

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021, AND JUNE 30, 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Leases (continued)

When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right of-use asset or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.

The Company has elected not to recognize right-of-use assets and lease liabilities for short-term leases of equipment that have a lease term of twelve months or less and leases of low-value assets, including IT equipment. The Company recognizes the lease payments associated with these leases as an expense on a straight-line basis over the lease term.

Intangible assets

Intangible assets are measured at cost less any amortization and accumulated impairment losses. These intangible assets are tested for impairment on an annual basis or more frequently if there are indicators that intangible assets may be impaired as described in the Impairment of non-financial assets policy.

Intangible assets are amortized on a straight-line basis over their estimated useful lives as follows:

Intellectual property identified upon business combination	8 years / 10 years
Intellectual property acquired from third-parties	3 years
Customer relationships	10 years
Brands	10 years
Deferred development costs	3 years
Trademarks	3 years
Gaming licences	over the term of the licence

Trademarks and gaming licences are classified under “Other” in the intangible assets disclosure note (Note 11).

The Company capitalizes the costs of intangible assets if and only if:

-	it is probable that the expected future economic benefits attributable to the asset will flow to the entity; and
-	the cost of the asset can be measured reliably.

Certain costs incurred in connection with the development of intellectual property relating to proprietary technology are capitalized to intangible assets as development costs. Intangible assets are recorded at cost, which consists of directly attributable costs necessary to create such intangible assets, less accumulated amortization and accumulated impairment losses, if any. The costs mainly include the salaries paid to the software developers and consulting fees.

These costs are recognized as development costs assets when the following criteria are met:

-	it is technically feasible to complete the software product so that it will be available for use;
-	management intends to complete the software product;
-	it can be demonstrated how the software product will generate future economic benefits;
-	adequate technical, financial, and other resources to complete the development and to use or sell the products are available; and
-	the expenditure attributable to the software product during its development can be reliably measured.

BRAGG GAMING GROUP INC.	14

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021, AND JUNE 30, 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Goodwill

Goodwill arising in a business combination is recognized as an asset at the date that control is acquired. Goodwill is subsequently measured at cost less accumulated impairment losses. Goodwill is not amortized but is tested for impairment on an annual basis or more frequently if there are indicators that goodwill may be impaired as described in the Impairment of non-financial assets policy.

Impairment of non-financial assets

At each statement of financial position date, the Company reviews the carrying amounts of its non-financial assets to determine whether there is any indication of impairment. If any such indication exists, the asset is then tested for impairment by comparing its recoverable amount to its carrying value. Goodwill is tested for impairment at least annually.

For the purpose of impairment testing, assets, including right-of-use assets, are grouped together into the smallest group of assets that generate cash inflows from continuing use that are largely independent of cash inflows of other assets or groups of assets. This grouping is referred to as a cash generating unit ("CGU").

Corporate assets, which include head office facilities and distribution centres, do not generate separate cash inflows. Corporate assets are tested for impairment at the minimum grouping of CGUs to which the corporate assets can be reasonably and consistently allocated. Goodwill arising from a business combination is tested for impairment at the minimum grouping of CGUs that are expected to benefit from the synergies of the combination.

The recoverable amount of a CGU or CGU grouping is the higher of its value in use and its fair value less costs to sell. Value in use is based on the estimated future cash flows from the CGU or CGU grouping, discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the CGU or CGU grouping. If the CGU or CGU grouping includes right-of-use assets in its carrying amount, the pre-tax discount rate reflects the risks associated with the exclusion of lease payments from the estimated future cash flows. The fair value less costs to sell is based on the best information available to reflect the amount that could be obtained from the disposal of the CGU or CGU grouping in an arm’s length transaction between knowledgeable and willing parties, net of estimates of the costs of disposal.

An impairment loss is recognized if the carrying amount of a CGU or CGU grouping exceeds its recoverable amount. For asset impairments other than goodwill, the impairment loss reduces the carrying amounts of the non-financial assets in the CGU on a pro-rata basis, up to an asset’s individual recoverable amount. Any loss identified from goodwill impairment testing is first applied to reduce the carrying amount of goodwill allocated to the CGU grouping, and then to reduce the carrying amounts of the other non-financial assets in the CGU or CGU grouping on a pro-rata basis.

For assets other than goodwill, an impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized. An impairment loss in respect of goodwill is not reversed.

BRAGG GAMING GROUP INC.	15

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021, AND JUNE 30, 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Financial instruments

Financial assets and liabilities are recognized when the Company becomes party to the contractual provisions of the financial instrument. Upon initial recognition, financial instruments are measured at fair value plus or minus transaction costs that are directly attributable to the acquisition or issue of financial instruments that are not classified as fair value through profit or loss.

Financial instruments – classification and measurement

The classification and measurement approach for financial assets reflect the business model in which assets are managed and their cash flow characteristics. Financial assets are classified and measured based on these categories: amortized cost, fair value through other comprehensive income ("FVOCI"), or fair value through profit and loss ("FVTPL"). A financial asset is measured at amortized cost if it meets both of the following conditions and is not designated as FVTPL:

-	the financial asset is held within a business model whose objective is to hold assets in order to collect contractual cash flows; and
-	the contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

A financial asset is measured at FVOCI if it meets both of the following conditions and is not designated as at FVTPL:

-	the financial asset is held within a business model in which assets are managed to achieve a particular objective by both collecting contractual cash flows and selling financial assets; and
-	the contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

A financial asset shall be measured at FVTPL unless it is measured at amortized cost or at FVOCI.

Financial assets are not reclassified subsequent to their initial recognition unless the Company identifies changes in its business model in managing financial assets.

Financial liabilities are classified and measured based on two categories: amortized cost or FVTPL.

Fair values are based on quoted market prices where available from active markets, otherwise fair values are estimated using valuation methodologies, primarily discounted cash flows taking into account external market inputs where possible.

The amortized cost of a financial asset or liability is the amount at which the financial asset or liability is measured at initial recognition, minus principal payments, plus or minus the cumulative amortization using the effective interest method of any difference between the initial amount recognized and the maturity amount, minus any reduction for impairment.

The following table summarizes the classification and measurement of the Company’s financial assets and liabilities:

Asset / Liability	Classification / Measurement
Cash and cash equivalents	FVTPL
Trade and other receivables	Amortized cost
Consideration receivable	FVTPL
Other assets	Amortized cost
Trade payables and other liabilities	Amortized cost
Deferred and contingent consideration	FVTPL
Lease obligations on right of use assets	Amortized cost

BRAGG GAMING GROUP INC.	16

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021, AND JUNE 30, 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Financial instruments – valuation

The determination of the fair value of financial instruments is performed by the Company’s treasury and financial reporting departments on a quarterly basis. There was no change in the valuation techniques applied to financial instruments during the current period.

The carrying amounts reported for cash and cash equivalents, trade and other receivables, consideration receivable, trade payables and other liabilities, and deferred and contingent consideration approximate fair value because of the immediate short-term maturity of these financial instruments. The carrying value of lease obligations on right of use assets approximates the fair value based on rates currently available from financial institutions and various lenders.

Gains and losses on FVTPL financial assets and financial liabilities are recognized in net earnings in the period in which they are incurred. Settlement date accounting is used to account for the purchase and sale of financial assets. Gains or losses between the trade date and settlement date on FVTPL financial assets are recorded in the interim unaudited condensed consolidated statements of loss and comprehensive loss.

Financial instruments – derecognition

Financial assets are derecognized when the contractual rights to receive cash flows and benefits from the financial asset expire, or if the Company transfers the control or substantially all the risks and rewards of ownership of the financial asset to another party. The difference between the carrying amount of the financial asset and the sum of the consideration received and receivable is recognized in earnings before income taxes.

Financial liabilities are derecognized when obligations under the contract expire, are discharged, or cancelled. The difference between the carrying amount of the financial liability derecognized and the consideration paid and payable is recognized in earnings before income taxes.

Financial instruments – impairment

The Company applies a forward-looking expected credit loss ("ECL") model at each reporting date to financial assets measured at amortized cost or those measured at FVOCI, except for investments in equity instruments. The ECL model outlines a three-stage approach to reflect the increase in credit risks of a financial instrument:

-	Stage 1 is comprised of all financial instruments that have not had a significant increase in credit risks since initial recognition or that have low credit risk at the reporting date. The Company is required to recognize impairment for Stage 1 financial instruments based on the expected losses over the expected life of the instrument arising from loss events that could occur during the 12 months following the reporting date.

-	Stage 2 is comprised of all financial instruments that have had a significant increase in credit risks since initial recognition but that do not have objective evidence of a credit loss event. For Stage 2 financial instruments the impairment is recognized based on the expected losses over the expected life of the instrument arising from loss events that could occur over the expected life. The Company is required to recognize a lifetime ECL for Stage 2 financial instruments.

-	Stage 3 is comprised of all financial instruments that have objective evidence of impairment at the reporting date. The Company is required to recognize impairment based on a lifetime ECL for Stage 3 financial instruments. The ECL model applied to financial assets require judgment, assumptions, and estimations on changes in credit risks, forecasts of future economic conditions and historical information on the credit quality of the financial asset. Consideration of how changes in economic factors affect ECLs are determined on a probability-weighted basis.

BRAGG GAMING GROUP INC.	17

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021, AND JUNE 30, 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Financial instruments – impairment (continued)

The carrying amount of the financial asset or group of financial assets are reduced through the use of impairment allowance accounts. In periods subsequent to the impairment where the impairment loss has decreased, and such decrease can be related objectively to conditions and changes in factors occurring after the impairment was initially recognized, the previously recognized impairment loss is reversed. The impairment reversal is limited to the lesser of the decrease in impairment or the extent that the carrying amount of the financial asset at the date the impairment is reversed does not exceed what the amortized cost would have been had the impairment not been recognized.

Deferred and contingent consideration

Prior to January 18, 2021, the Company had deferred and contingent consideration payable to the vendor of Oryx Gaming. Between December 20, 2018 and November 13, 2020 earnout payments were agreed based upon a multiple of EBITDA in financial years ended December 31, 2019 and December 31, 2020 with a minimum amount payable in each twelve-month period. In each reporting period the present value of the deferred and contingent consideration payable was measured by discounting achieved and forecasted EBITDA by applying the Company’s weighted average cost of capital. A Black-Scholes calculation was then applied to account for probability of payout and to determine present value of payout after counter-party risk.

Prior to the next remeasurement period an accretion expense was recorded in the interim unaudited condensed consolidated statements of loss and comprehensive loss as the discount was unwound towards the reporting date. Upon remeasurement, any gain or loss on remeasurement was also recorded in the interim unaudited condensed consolidated statements of loss and comprehensive loss.

On November 13, 2020, the Company entered into an amending agreement with the vendor of Oryx Gaming whereby the second payment of deferred and contingent consideration was agreed at a fixed cash value and, following shareholder agreement on November 27, 2020, could be settled in fixed amount of Common Shares. As the payment can only be settled by way of Common Shares, there is no obligation of the Company to deliver cash or cash equivalents, and the underlying fair value of the liability and number of Common Shares is fixed, the payment qualifies as an equity instrument and was recorded as shares to be issued in the interim unaudited condensed consolidated statements of changes in equity. On January 18, 2021, the agreed fixed number of Common Shares was issued from treasury to the vendor and the balance recorded in shares to be issued was transferred to the share capital account.

Short term employee benefits

Short term employee benefits include wages, salaries, compensated absences, and bonuses. Short term employee benefit obligations are measured on an undiscounted basis and are recognized in operating income as the related service is provided or capitalized if the service rendered is in connection with the creation of an intangible asset. A liability is recognized for the amount expected to be paid under short term cash bonus plans if the Company has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee, and the obligation can be estimated reliably.

BRAGG GAMING GROUP INC.	18

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021, AND JUNE 30, 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Share based payments

The Company has stock option plans for directors, officers, employees, and consultants. Each tranche of an award is considered a separate award with its own vesting period and grant date fair value. The fair value of each tranche is measured at the date of grant using the Black-Scholes option pricing model. In addition, the Company also has deferred share unit (“DSU”), restricted share unit (“RSU”) and performance share unit (“PSU”) plans for directors, officers, employees, and consultants. The fair value of each unit is measured as the share price on date of grant with nil exercise price.

Compensation expense is recognized over each tranche’s vesting period, based on the number of awards expected to vest, with the offset credited to contributed surplus. The number of awards expected to vest is reviewed quarterly, with any impact being recognized immediately. When options are exercised, the amount received is credited to share capital and the fair value attributed to these options is transferred from contributed surplus to share capital. In the case of DSUs, RSUs or PSUs, only the fair value attributed to these options is transferred from contributed surplus to share capital.

Equity

Shares are classified as equity. Incremental costs directly attributable to the issuance of shares are recognized as a deduction from equity. Contributed surplus includes amounts in connection with conversion options embedded in compound financial instruments, share based payments and the value of expired options and warrants. Deficit includes all current and prior period income and losses.

Warrants

The Company accounts for warrants using the Black-Scholes option pricing model at the date of issuance. If and when warrants ultimately expire, the applicable amounts are transferred to contributed surplus.

BRAGG GAMING GROUP INC.	19

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021, AND JUNE 30, 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

3	LOSS BEFORE INCOME TAXES CLASSIFIED BY NATURE

The loss before income taxes is classified as follows:

		Three Months Ended June 30,		Six Months Ended June 30,
	Note	2021	2020	2021	2020
Revenue		15,491	12,145	29,687	20,929
Third-party content		(8,466)	(7,035)	(16,013)	(11,852)

Gross Profit		7,025	5,110	13,674	9,077

Salaries and subcontractors		(3,651)	(2,049)	(6,287)	(4,165)
Share based payments	9	(891)	145	(2,200)	94

Total employee costs		(4,542)	(1,904)	(8,487)	(4,071)
Depreciation and amortization		(1,051)	(667)	(1,887)	(1,451)
IT and hosting		(386)	(351)	(773)	(671)
Professional fees		(1,090)	(272)	(1,585)	(514)
Corporate costs		(525)	(110)	(710)	(181)
Sales and marketing		(155)	(16)	(218)	(108)
Bad debt expense	13	(78)	(364)	(320)	(453)
Travel and entertainment		(28)	(13)	(28)	(121)
Transaction and acquisition costs		(573)	(307)	(1,136)	(344)
Other operational costs		(428)	(125)	(866)	(294)

Selling, General and Administrative Expenses		(8,856)	(4,129)	(16,010)	(8,208)

Gain on remeasurement of consideration receivable	5	6	-	12	-
Loss on remeasurement of deferred and contingent consideration	10	-	(219)	-	(5,187)

Operating (Loss) Income		(1,825)	762	(2,324)	(4,318)

Interest income		23	-	38	8
Accretion on liabilities	10	-	(864)	-	(917)
Interest and financing fees		(47)	(20)	(130)	(36)

Net Interest Expense and Other Financing Charges		(24)	(884)	(92)	(945)

Loss Before Income Taxes		(1,849)	(122)	(2,416)	(5,263)

BRAGG GAMING GROUP INC.	20

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021, AND JUNE 30, 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

4	ACQUISITION OF WILD STREAK LLC

On June 2, 2021, the Company announced that it had acquired Wild Streak LLC ("Wild Streak").

The Company signed a purchase agreement to acquire all of the outstanding membership interests of Wild Streak in a cash and stock transaction for a purchase price of EUR 24,618 (USD 30,000). Pursuant to the transaction, the sellers of Wild Streak received EUR 8,206 (USD 10,000) in cash at closing and will receive EUR 16,412 (USD 20,000) worth of common shares of the Company over the next three years, subject to acceleration in the event of a change of control.

The fair value allocations which follow are based on preliminary purchase price allocations conducted by management. As the acquisition is within the measurement period under IFRS 3, it continues to be refined. The Company is gathering information to finalize the fair value of intangible assets and goodwill acquired.

Purchase price:
Cash	8,206
Shares to be issued	15,310
Deferred consideration	62
Total purchase price	23,578

Fair value of assets acquired, and liabilities assumed:
Cash and cash equivalents	124
Accounts receivable	295
Trade payables and other liabilities	(87)
Net assets acquired and liabilities assumed	332

Fair value of intangible assets
Brands	314
Customer relationships	11,006
Intellectual property	5,660
Other	15
Fair value of goodwill	6,251

Pro-forma revenues and net profit (loss) for the period

On a pro-forma basis Wild Streak generated revenue of EUR 844 and EUR 1,262 for the three and six months ended June 30, 2021, respectively. This would have resulted in consolidated revenues of EUR 16,082 and EUR 30,696 for three and six months ended June 30, 2021, respectively.

On a pro-forma basis Wild Streak generated net profit of EUR 412 and EUR 660 for the three and six months ended June 30, 2021, respectively. This would have resulted in consolidated net loss of EUR 2,051 and EUR 2,876 for the three and six months ended June 30, 2021, respectively.

BRAGG GAMING GROUP INC.	21

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021, AND JUNE 30, 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

5	DISCONTINUED OPERATIONS

During the year ended December 31, 2019, the Company decided to discontinue its online media business unit.

On April 30, 2020, the Company discontinued its GIVEMEBET operation and as of June 30, 2021, this subsidiary is considered dormant with no remaining assets and liabilities. Any associated net loss for this subsidiary continues to be presented as discontinued operations in the interim unaudited condensed consolidated financial statements.

On May 7, 2020, the Company completed the sale of its GIVEMESPORT operation for cash consideration of GBP 50 (EUR 56) plus additional consideration equivalent to the net current assets disposed plus consideration receivable of 10% of GIVEMESPORT aggregate revenues for a period of twenty-one months from date of completion. As of June 30, 2021, consideration receivable has been recognized at a present value of EUR 128 of which EUR 128 is due within twelve months of the reporting date. Consideration is settled in cash at three-month intervals from the date of sale. As of June 30, 2021, and December 31, 2020, the Company has not identified any assets or liabilities as held for sale.

Consolidated statements of cash flows

	Six Months Ended June 30,
	2021	2020
Net cash used in operating activities	-	(169)
Net cash used in investing activities	-	(19)
Net cash used in financing activities	-	(66)
Net cash flows for the period	-	(254)

Consolidated statements of income (loss) and comprehensive income (loss)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	-	81	-	559
Cost of revenue	-	36	-	(120)
Gross Profit	-	117	-	439
Selling, general and administrative expenses	-	(16)	-	(622)
Operating Income (Loss)	-	101	-	(183)
Net interest expense and other financing charges	-	(9)	-	(41)
Gain on disposal of discontinued operations	-	136	-	136
Income (Loss) Before Income Taxes	-	228	-	(88)
Income taxes	-	-	-	-
Net Income (Loss)	-	228	-	(88)
Cumulative translation adjustment	-	(4)	-	(15)
Net Comprehensive Income (Loss)	-	224	-	(103)

BRAGG GAMING GROUP INC.	22
NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021, AND JUNE 30, 2020
PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

5	DISCONTINUED	OPERATIONS (CONTINUED)

In the three and six months ended June 30, 2021, remeasurement of the present value of the consideration receivable resulted in a gain on remeasurement of consideration receivable of EUR 6 and EUR 12, respectively (three and six months ended June 30, 2020: EUR nil).

6	SHARE CAPITAL

Authorized - Unlimited Common Shares, fully paid

The following is a continuity of the Company’s share capital:

		Note	Number	Value
January 1, 2020	Balance		7,986,385	40,204
June 2, 2020	Issuance of share capital upon exercise of DSUs	9	50,000	219
June 30, 2020	Balance		8,036,385	40,423
January 1, 2021	Balance		13,111,248	62,304
January 11, 2021, to February 22, 2021	Exercise of warrants	8	1,554,082	11,916
January 21, 2021, to February 18, 2021	Exercise of broker warrants	8	160,548	897
January 13, 2021	Shares issued on completion of private placement		247,934	1,918
January 18, 2021	Shares issued upon completion of Oryx earn-out		4,700,000	22,000
March 12, 2021, to March 17, 2021	Issuance of share capital upon exercise of RSUs	9	50,000	267

June 9, 2021, to June 17, 2021	Issuance of share capital upon exercise of stock options	9	125,000	966
	Rounding of fractional shares after consolidation		2	-
June 30, 2021	Balance		19,948,814	100,268

The Company’s Common Shares have no par value.

BRAGG GAMING GROUP INC.	23
NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021, AND JUNE 30, 2020
PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

6	SHARE	CAPITAL (CONTINUED)

Effective as of April 30, 2021, the Company underwent a reverse stock split on the basis of one post-consolidation Common Share for every ten pre-consolidation Common Shares (1-for-10). The share capital has been reported on a post-consolidation basis (Note 1).

Private placement

On January 13, 2021, the Company completed a non-brokered private placement offering comprised of 247,934 Common Shares at a price of CAD 12.10 per share for aggregate gross proceeds of EUR 1,937. This offering was exclusively taken up by Company employees and Board members and is subject to a hold period expiring May 14, 2021. No commission or finder's fee was paid in connection with the offering.

As at June 30, 2021, EUR nil (December 31, 2020: EUR 608) was held in trust on behalf of the Company for subscription receipts related to the private placement offering. This amount was recorded in cash and cash equivalents.

Completion of Oryx earn-out

On January 18, 2021, the Company satisfied its earn-out obligations to K.A.V.O. Holdings Limited via a combination of cash and Common Shares of the Company. A total of 4,700,000 Common Shares of the Company were issued to the vendor with a recorded fair-value of EUR 22,000. The Common Shares are subject to a hold period expiring May 19, 2021.

In connection with this transaction Matevž Mazij became a “control person” of the Company, in accordance with section 1(1) of the Ontario Securities Act, with a total shareholding through K.A.V.O. Holdings Limited of 4,900,000 Common Shares representing over 27% of the outstanding Common Shares of the Company as of the settlement date.

7	PUBLIC OFFERING COMPLETED NOVEMBER 18, 2020

On October 26, 2020, the Company announced that it had entered into an agreement with a syndicate of underwriters pursuant to which the underwriters agreed to purchase 1,786,000 units (the "Units") from the treasury of the Company, at a price of CAD 7.00 per Unit and offer them to the public by way of short form prospectus for total gross proceeds of approximately CAD 12,500 (the "Offering"). On October 27, 2020, the Company agreed to increase the size of the Offering whereby the Underwriters agreed to purchase 2,571,500 Units for aggregate gross proceeds of CAD 18,001.

The Company granted the underwriters an option (the "Over-Allotment Option") to purchase up to an additional 15% of the Units of the Offering on the same terms exercisable at any time up to 30 days following the closing of the Offering. The underwriters exercised the Over-Allotment Option in full and, together with the base offering, purchased 2,957,225 Units in total for aggregate gross proceeds of EUR 13,343 (CAD 20,701). Issuance costs directly associated with raise of funds amounted to EUR 1,216 (CAD 1,887) resulting in cash proceeds, net of issuance costs, of EUR 12,127 (CAD 18,814). Closing of the Offering occurred on November 18, 2020, with net proceeds to be used for growth initiatives, working capital and general corporate purposes.

Each Unit consists of one Common Share and one half of one warrant (each whole warrant, a "Public Offering Warrant") of the Company. Each Public Offering Warrant entitled the holder thereof to purchase one Common Share at a price equal to CAD 10.00 for a period of 36 months following the closing of the Offering (Note 8).

BRAGG GAMING GROUP INC.	24
NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021, AND JUNE 30, 2020
PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

7	PUBLIC	OFFERING COMPLETED NOVEMBER 18, 2020 (CONTINUED)

The Public Offering Warrants included an acceleration provision, exercisable at the Company's option, if the Company's daily volume weighted average share price is greater than CAD 15.00 for at least ten consecutive trading days. On January 21, 2021, the Company announced that it elected to exercise its right under the terms of the warrant indenture to accelerate the expiry date of the warrants. Accordingly, the Company gave notice to all registered warrant holders that the expiry date for the Warrants was accelerated to February 22, 2021. As of June 30, 2021, all such warrants have been exercised or have expired.

In addition to the Units, the Company granted 177,434 broker warrants (“Broker Warrants”), each convertible to one Common Share and half of one Public Offering Warrant at a price equal to CAD 7.00 (Note 8).

8	WARRANTS

The following are continuities of the Company’s warrants:

				Special
			Warrants	warrants -
			issued upon	compensation	Broker
Number of Warrants		Warrants	Public Offering	options	warrants
January 1, 2020 and June 30, 2020	Balance	2,705,880	-	160,178	-
January 1, 2021	Balance	-	1,478,512	-	177,434
January 11, 2021 to February 22, 2021	Exercise of warrants	-	(1,554,082)	-	-
January 21, 2021 to February 18, 2021	Exercise of broker warrants	-	80,274	-	(160,548)
February 22, 2021	Expiry of warrants	-	(4,704)	-	-
June 30, 2021	Balance	-	-	-	16,886

BRAGG GAMING GROUP INC.	25
NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021, AND JUNE 30, 2020
PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

8	WARRANTS	(CONTINUED)

Each unit consists of the following characteristics:

			Special
	Warrants	Warrants	warrants -
	issued	issued upon	compensation	Broker
	March 14, 2019	Public Offering	options	warrants
Number of shares	1	1	1	1
Number of Warrants	-	-	1	0.5
Exercise price of unit (CAD)	7.60	10.00	5.10	7.00

Warrants issued upon completion of Public Offering

Upon completion of the Public Offering on November 18, 2020 (Note 7) 1,478,612 Public Offering Warrants were issued resulting in an increase in the fair value of Public Offering Warrants of EUR 1,887, before issuance costs. The assumptions used to measure the fair value of the Public Offering Warrants under the Black-Scholes valuation model were as follows:

Expected dividend yield (%)	0.0
Expected share price volatility (%)	103.5
Risk-free interest rate (%)	0.11
Expected life of warrants (years)	1.0
Underlying share price (CAD)	8.00

The Public Offering Warrants were issued with an exercise price of CAD 10.00 and were convertible to one Common Share per Public Offering Warrant initially expiring November 18, 2023. The Public Offering Warrant indenture included an acceleration provision, exercisable at the Company's option, if the Company's daily volume weighted average Common Share price is greater than CAD 15.00 for at least ten consecutive trading days. The Company had the option to accelerate the exercise period of the Public Offering Warrants to a period ending at least 30 days from the date notice of such acceleration is provided to the holders of the Public Offering Warrants. On January 21, 2021, the Company announced that it elected to exercise its right under the terms of a warrant indenture to accelerate the expiry date of the warrants. Accordingly, the Company gave notice to all registered warrant holders that the expiry date for the Warrants was accelerated to February 22, 2021.

Between January 1, 2021, and February 22, 2021, 1,554,082 Public Offering Warrants were exercised resulting in issuance of 1,554,082 shares and cash receipt of EUR 10,085. An increase in share capital of EUR 11,916 and decrease in fair value of warrants of EUR 1,831 was recognized in the interim unaudited condensed consolidated statements of changes in equity. On February 22, 2021, 4,704 Public Offering Warrants expired resulting in a decrease in fair value of warrants and corresponding increase in contributed surplus of EUR 7.

BRAGG GAMING GROUP INC.	26
NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021, AND JUNE 30, 2020
PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

8	WARRANTS	(CONTINUED)

Broker Warrants issued upon completion of Public Offering

Upon completion of the Public Offering on November 18, 2020 (Note 7), 177,434 broker warrants (“Broker Warrants”) were issued resulting in an increase in the fair value of warrants of EUR 399, a decrease in share capital of EUR 331 and decrease in fair value of warrants of EUR 68. The Broker Warrants were issued with an exercise price of CAD 7.00 and are convertible to one Common Share plus one-half of a Public Offering Warrant per Broker Warrant expiring November 18, 2023. The assumptions used to measure the fair value of the Broker Warrants under the Black-Scholes valuation model were as follows:

Expected dividend yield (%)	0.0
Expected share price volatility (%)	103.5
Risk-free interest rate (%)	0.11
Expected life of warrants (years)	1.0
Underlying share price (CAD)	8.00

The underlying Public Offering Warrants were subject to the same acceleration provision and notice of acceleration that was given on January 21, 2021. Between January 21, 2021 and February 18, 2021, 160,548 Broker Warrants were exercised for 160,548 Common Shares and 80,274 Public Offering Warrants resulting in an increase in share capital of EUR 897, an increase in fair value of warrants of EUR 196 and decrease in fair value of Broker Warrants of EUR 361. Broker Warrants may still be exercised for Common Shares until date of expiry.

BRAGG GAMING GROUP INC.	27
NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021, AND JUNE 30, 2020
PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

9	SHARE BASED COMPENSATION

The Company maintains an Omnibus Incentive Equity Plan ("OEIP") for certain employees and consultants. The plan was approved at an annual and special meeting of shareholders on November 27, 2020. At the annual and special meeting of shareholders of the Company held on April 28, 2021, the shareholders approved the increase in the number of Common Shares available for issuance as awards under the plan from 3,180,000 to 3,965,000.

The following is a continuity of the Company’s equity incentive plans:

	DSU	RSU	FSO
				Weighted
	Outstanding	Outstanding	Outstanding	Average
	DSU Units	RSU Units	FSO Options	Exercise
	(Number of	(Number of	(Number	Price / Share
	of shares)	of shares)	of shares)	CAD
As at January 1, 2020	408,000	-	745,576	6.02
Granted	-	-	70,000	3.00
Exercised	(50,000)	-	-	-
Expired	-	-	(750)	44.86
Forfeited / Cancelled	-	-	(97,679)	11.24
As at June 30, 2020	358,000	-	717,147	4.97

As at January 1, 2021	120,000	210,000	1,228,410	6.37
Granted	133,800	75,000	5,000	12.10
Exercised	-	(50,000)	(125,000)	7.36
Forfeited / Cancelled	-	-	(3,139)	2.30
As at June 30, 2021	253,800	235,000	1,105,271	6.30

The following table summarizes information about the outstanding share options as at June 30, 2021:

	Outstanding			Exercisable
		Weighted	Weighted		Weighted
		Average	Average		Average
	Options	Remaining	Exercise	Options	Exercise
	(Number	Contractual	Price / Share	(Number	Price / Share
Range of exercise prices (CAD)	of shares)	Life (Years)	CAD	of shares)	CAD
2.30 - 5.00	265,861	3	2.99	173,528	3.17
5.01 - 5.60	200,000	3	5.60	170,834	5.60
5.61 - 7.80	632,858	4	7.80	632,858	7.80
7.81 - 33.30	6,552	5	17.12	2,386	25.89
	1,105,271	4	6.30	979,606	6.64

BRAGG GAMING GROUP INC.	28
NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021, AND JUNE 30, 2020
PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

9	SHARE	BASED COMPENSATION (CONTINUED)

The following table summarizes information about the outstanding share options as at June 30, 2020:

	Outstanding			Exercisable
		Weighted	Weighted		Weighted
		Average	Average		Average
	Options	Remaining	Exercise	Options	Exercise
	(Number	Contractual	Price / Share	(Number	Price / Share
Range of exercise prices (CAD)	of shares)	Life (Years)	CAD	of shares)	CAD
2.30 - 5.00	361,845	4	2.91	136,161	3.57
5.01 - 5.60	325,000	4	5.60	155,833	5.60
5.61 - 33.30	30,302	3	22.85	30,302	22.85
	717,147	4	4.97	322,296	6.36

During the three and six months ended June 30, 2021, a share based payment charge of EUR 44 and EUR 84, respectively has been recognized in the interim unaudited condensed consolidated statements of loss and comprehensive loss (three months and six months ended June 30, 2020: negative EUR 145 and negative EUR 94, respectively) in relation to the fixed stock options.

During the six months ended June 30, 2021, the Company granted 5,000 share options (six months ended June 30, 2020: 70,000 share options) with a weighted average exercise price of CAD 12.10 per share (six months ended June 30, 2020: CAD 3.00) and a fair value of EUR 32 (six months ended June 30, 2020: EUR 75).

During the three and six months ended June 30, 2021, 125,000 Common Shares were issued upon exercise of 125,000 fixed stock options (three and six months ended June 30, 2021: nil). Upon exercise of fixed stock options, EUR 341 was transferred from contributed surplus to share capital in the interim unaudited condensed consolidated statement of changes in equity.

Deferred Share Units

Exercises of grants may only be settled in shares, and only when the employee or consultant has left the Company. Under the plan, the Company may grant options of its shares at nil cost that vest immediately.

During the three and six months ended June 30, 2021, nil and 133,800 DSUs, respectively (three and six months ended June 30, 2020: nil DSUs), were granted with a fair value of CAD 21.80 per unit (three and six months ended June 30, 2020: nil) determined as the share price on the date of grant.

During the three and six months ended June 30, 2021, a share based payment charge of EUR 413 and EUR 1,274, respectively, has been recognized in the interim unaudited condensed consolidated statements of loss and comprehensive loss (three and six months ended June 30, 2020: EUR nil) in relation to the deferred share units.

During the three and six months ended June 30, 2020, 50,000 Common Shares were issued upon exercise of 50,000 DSUs. Upon exercise of DSUs, EUR 219 was transferred from contributed surplus to share capital in the interim unaudited condensed consolidated statement of changes in equity.

BRAGG GAMING GROUP INC.	29
NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021, AND JUNE 30, 2020
PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

9	SHARE BASED COMPENSATION (CONTINUED)

Restricted Share Units

During the three and six months ended June 30, 2021, nil and 75,000 RSUs, respectively (three and six months ended June 30, 2020: nil), were granted with a fair value of CAD 21.80 per unit (three and six months ended June 30, 2020: nil) determined as the share price on the date of grant.

During the three and six months ended June 30, 2021, a share based payment charge of EUR 434 and EUR 842, respectively, has been recognized in the interim unaudited condensed consolidated statements of loss and comprehensive loss (three and six months ended June 30, 2020: EUR nil) in relation to the RSUs.

During the six months ended June 30, 2021, 50,000 Common Shares were issued upon exercise of 50,000 RSUs (three months ended June 30, 2021: nil). Upon exercise of RSUs, EUR 267 was transferred from contributed surplus to share capital in the interim unaudited condensed consolidated statement of changes in equity.

BRAGG GAMING GROUP INC.	30

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021, AND JUNE 30, 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

10	DEFERRED AND CONTINGENT CONSIDERATION

The Company completed the acquisition of Oryx Gaming International LLC together with its subsidiaries on December 20, 2018. The vendor is now part of the Company’s key management, though was not at the time of the acquisition. Deferred and contingent consideration on December 31, 2020, related to two earnout payments due, comprised of both cash and shares to be issued.

The Company completed the acquisition of Wild Streak LLC effective on June 2, 2021. The Company agreed a cash payment of USD 75 (EUR 63) to the vendor in relation to working capital provided prior to completion to be settled on or about the sixtieth day following closing of the transaction.

The following is a continuity of the Company’s deferred and contingent consideration:

As at January 1, 2020	23,732
Cash paid on settlement of deferred and contingent consideration	(527)
Accretion expense	1,037
Shares to be issued	(22,000)
Loss on remeasurement of deferred and contingent consideration	9,276
Effect of movements in exchange rates	3

As at December 31, 2020	11,521

Cash paid on settlement of deferred and contingent consideration	(11,521)
Deferred consideration payable upon business combination (Note 4)	63

As at June 30, 2021	63

In the three- and six-month period ended June 30, 2021, EUR nil (three- and six-month period ended June 30, 2020: EUR 219 and EUR 5,187, respectively) of loss on remeasurement of deferred and contingent consideration and EUR nil (three- and six-month period ended June 30, 2020: EUR 863 and EUR 917, respectively) of accretion expense was recognized in the interim unaudited condensed consolidated statements of loss and comprehensive loss.

Deferred and contingent consideration is disclosed in the interim unaudited condensed consolidated statement of financial position as follows:

	As at	As at
	June 30,	December 31,
	2021	2020
Deferred and Contingent Consideration	63	11,521

All contingent liabilities in relation to the acquisition of Oryx were settled in full to the Oryx vendor on January 18, 2021 following shareholder approval on November 27, 2020. On January 18, 2021, the Company satisfied its earn-out obligations to K.A.V.O. Holdings Limited via a combination of cash and Common Shares (Note 6) of the Company. Cash paid totalled EUR 11,598, of which EUR 11,521 fully settled deferred and contingent consideration payable, EUR 52 settled interest payable and EUR 25 settled legal fees.

BRAGG GAMING GROUP INC.	31

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021, AND JUNE 30, 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

11	INTANGIBLE ASSETS

		Deferred
	Intellectual	Development	Customer
	Property	Costs	Relationships	Brands	Other	Total
Cost
As at December 31, 2019	8,801	1,222	4,903	1,357	128	16,411
Additions	165	2,075	-	-	46	2,286

As at December 31, 2020	8,966	3,297	4,903	1,357	174	18,697
Additions	77	1,349	-	-	-	1,426
Acquired through business combination (Note 4)	5,660	-	11,006	314	19	16,999
Effect of movement in exchange rates	145	-	279	9	(1)	432

As at June 30, 2021	14,848	4,646	16,188	1,680	192	37,554

Accumulated Amortization
As at December 31, 2019	1,119	76	504	140	11	1,850
Amortization	1,169	754	490	136	19	2,568

As at December 31, 2020	2,288	830	994	276	30	4,418
Amortization	654	662	339	70	16	1,741
Acquired through business combination (Note 4)	-	-	-	-	4	4

As at June 30, 2021	2,942	1,492	1,333	346	50	6,163

Carrying Amount

As at December 31, 2020	6,678	2,467	3,909	1,081	144	14,279

As at June 30, 2021	11,906	3,154	14,855	1,334	142	31,391

In the three- and six-month periods ended June 30, 2021, amortization expense of EUR 979 and EUR 1,741, respectively, was recognized within selling, general and administrative expenses (three- and six-month periods ended June 30, 2020: EUR 588 and EUR 1,296, respectively).

12	CASH AND CASH EQUIVALENTS

As at June 30, 2021 and December 31, 2020, cash and cash equivalents consisted of cash held in banks, marketable investments with an original maturity date of 90 days or less from the date of acquisition, and prepaid credit cards.

As at June 30, 2021, EUR nil (December 31, 2020: EUR 608) was held in trust on behalf of the Company for subscription receipts related to a non-brokered private placement offering that completed on January 13, 2021 (Note 6). This amount was recorded in cash and cash equivalents.

BRAGG GAMING GROUP INC.	32

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021, AND JUNE 30, 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

13	TRADE AND OTHER RECEIVABLES

The following is an aging of the Company’s trade and other receivables:

	As at	As at
	June 30,	December 31,
	2021	2020
Less than one month	8,290	9,563
Between two and three months	606	1,193
Greater than three months	1,645	1,296

	10,541	12,052
Provision for expected credit losses	(2,132)	(1,755)

Trade and Other Receivables	8,409	10,297

The balance of accrued income is included in receivables aged less than one month as this balance will be converted to accounts receivable upon issuance of sales invoices.

The following is a continuity of the Company’s provision for expected credit losses related to trade and other receivables:

As at December 31, 2019	941
Bad debt written-off	(419)
Net additional provision for doubtful debts	1,076
Provision for late interest receivable	157

As at December 31, 2020	1,755
Net additional provision for doubtful debts	320
Provision for late interest receivable	57

As at June 30, 2021	2,132

BRAGG GAMING GROUP INC.	33

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021, AND JUNE 30, 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

14	PREPAID EXPENSES AND OTHER ASSETS

Prepaid expenses and other assets comprises:

	As at	As at
	June 30,	December 31,
	2021	2020
Prepayments	1,873	249
Deposits	71	-
Other assets	157	14

Prepaid Expenses and Other Assets	2,101	263

15	TRADE PAYABLES AND OTHER LIABILITIES

Trade payables and other liabilities comprises:

	As at	As at
	June 30,	December 31,
	2021	2020
Trade payables	3,848	6,406
Accrued liabilities	11,825	6,099
Sales tax payable	1,555	4,356
Other payables	51	107

Trade Payables and Other Liabilities	17,279	16,968

BRAGG GAMING GROUP INC.	34

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021, AND JUNE 30, 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

16	RELATED PARTY TRANSACTIONS

The Company’s policy is to conduct all transactions and settle all balances with related parties on market terms and conditions for those in the normal course of business. Transactions between the Company and its consolidated entities have been eliminated on consolidation and are not disclosed in this note.

Key Management Personnel

The Company’s key management personnel are comprised of members of the Board and the executive team which consists of the Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), Chief Strategy Officer (“CSO”) and Chief Technology Officer (“CTO”). Three key management employees are also shareholders in the Company. Transactions and balances between the Company and its key management personnel are as follows:

Interim Unaudited Condensed Consolidated Statements of Loss and Comprehensive Loss

•	Revenues for the three and six months ended June 30, 2021, to a shareholder of the Company totalled EUR 28 and EUR 49 (three and six months ended June 30, 2020: EUR 5 and EUR 10), respectively.
•	Total compensation for salaries, director fees, share-based payments, and short-term employee benefits of key management personnel of the Company for the three and six months ended June 30, 2021, totalled EUR 2,645 and EUR 4,344 (three and six months ended June 30, 2020: EUR 536 and EUR 974), respectively.
•	Total compensation for salaries and short-term employee benefits of vendors of the sale of Wild Streak and subsequently employees of the Company for the three and six months ended June 30, 2021, totalled EUR 37 (three and six months ended June 30, 2020: EUR nil).
•	Loss on remeasurement of deferred and contingent consideration payable to the former Managing Director of Oryx for the three and six months ended June 30, 2021, was nil (three and six months ended June 30, 2020: EUR 219 and EUR 5,187, respectively). While the key management employee is no longer Managing Director of Oryx, they remain a director of the Company.
•	Interest expense on deferred and contingent consideration payable to the former Managing Director of Oryx for the three and six months ended June 30, 2021, totalled EUR nil and EUR 52 (three and six months ended June 30, 2020: EUR nil).
•	During the three and six months ended June 30, 2021, legal fees of EUR nil and EUR 25 payable to the former Managing Director of Oryx in relation to the Oryx earn-out was recognized in the interim unaudited condensed consolidated statements of loss and comprehensive loss (three and six months ended June 30, 2020: EUR nil).
•	During the three and six months ended June 30, 2021, professional fees of EUR 64 and EUR 85, respectively payable to a related business of a non-executive director of the Company was recognized in the interim unaudited condensed consolidated statements of loss and comprehensive loss (three and six months ended June 30, 2020: EUR nil).

BRAGG GAMING GROUP INC.	35

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021, AND JUNE 30, 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

16	RELATED PARTY TRANSACTIONS (CONTINUED)

Interim Unaudited Condensed Consolidated Statements of Financial Position

•	As at June 30, 2021, EUR 8 of trade and other receivables was receivable from the former Managing Director of Oryx and other shareholders (December 31, 2020: EUR 4).
•	As at June 30, 2021, EUR 14 of prepaid expenses and other assets was receivable from a related business of a non-executive director of the Company (December 31, 2020: EUR nil).
•	As at June 30, 2021, EUR 208 of trade payables and other liabilities was due to the Company’s key management personnel (December 31, 2020: EUR 166).
•	As at June 30, 2021, EUR 26 of trade payables and other liabilities was due to the vendors of the sale of Wild Streak and subsequently employees of the Company (December 31, 2020: EUR nil).
•	As at June 30, 2021, EUR nil of deferred and contingent consideration (Note 10) was payable to the former Managing Director of Oryx (December 31, 2020: EUR 11,521).
•	As at June 30, 2021, EUR 63 of deferred and contingent consideration (Note 10) was payable to the vendors of the sale Wild Streak and subsequently employees of the Company (December 31, 2020: EUR nil).

Interim Unaudited Condensed Consolidated Statements of Changes in Equity

•	During the three and six months ended June 30, 2021, EUR nil and 22,000, respectively of share capital (three and six months ended June 30, 2020: EUR nil) was issued to the former Managing Director of Oryx upon completion of the earn-out (Note 10). A corresponding decrease in shares to be issued was recognized in the interim unaudited condensed consolidated statements of changes in equity.
•	During the three and six months ended June 30, 2021, EUR 15,310 of shares to be issued (three and six months ended June 30, 2020: EUR nil) to the vendors for the sale of Wild Streak (Note 4) and subsequently employees of the Company was recognized in the interim unaudited condensed consolidated statements of changes in equity.
•	During the three and six months ended June 30, 2021, EUR nil and EUR 1,918, respectively of additional share capital was recognized in the interim unaudited condensed consolidated statements of changes in equity in relation to the private placement by key management personnel of the Company (Note 6) (three and six months ended June 30, 2020: EUR nil).
•	During the three and six months ended June 30, 2021, EUR 143 and EUR 410 additional share capital, respectively, was recognized in the interim unaudited condensed consolidated statements of changes in equity for exercise of DSUs, RSUs and FSOs by key management personnel of the Company (Note 9) (three and six months ended June 30, 2020: EUR 219).

Interim Unaudited Condensed Consolidated Statements of Cash Flows

•	During the three and six months ended June 30, 2021, a total of EUR nil and EUR 11,521, respectively in payments were made to the former Managing Director of Oryx for deferred consideration (three months and six months ended June 30, 2020: EUR nil).
•	During the three and six months ended June 30, 2021, a total of EUR nil and 140, respectively in payments were made to the former Managing Director of Oryx for interest on deferred and contingent consideration payable (three and six months ended June 30, 2020: EUR nil).
•	During the three and six months ended June 30, 2021, a total of EUR 8,206 in cash consideration payments were made to the vendors of the sale of Wild Streak (three months and six months ended June 30, 2020: EUR nil).

BRAGG GAMING GROUP INC.	36

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021, AND JUNE 30, 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

17	FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT

The financial instruments measured at amortized cost are summarised below:

Financial Assets

	Financial assets as subsequently
	measured at amortized cost
	June 30,	December 31,
	2021	2020
Trade and other receivables	8,409	10,297

Financial Liabilities

	Financial liabilities as subsequently
	measured at amortized cost
	June 30,	December 31,
	2021	2020
Trade payables	3,848	6,406
Accrued liabilities	11,825	6,099
Other liabilities	51	107
Lease obligations on right of use assets	691	726
	16,415	13,338

The carrying values of the financial instruments approximate their fair values.

BRAGG GAMING GROUP INC.	37

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021, AND JUNE 30, 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

17	FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT (CONTINUED)

Fair Value Hierarchy

The following table presents the fair values and fair value hierarchy of the Company’s financial instruments.

	June 30, 2021			December 31, 2020
	Level 1	Level 3	Total	Level 1	Level 3	Total
Financial assets
Fair value through profit and loss:
Cash and cash equivalents	20,966	-	20,966	26,102	-	26,102
Consideration receivable	-	128	128	-	192	192

Financial liabilities
Fair value through profit and loss:
Deferred and contingent consideration	63	-	63	11,521	-	11,521

There were no transfers between the levels of the fair value hierarchy during the periods.

During the three and six months ended June 30, 2021, a loss of EUR nil (three and six months ended June 30, 2020: EUR 219 and EUR 5,187, respectively), was recognized in the interim unaudited condensed consolidated statements of loss and comprehensive loss as loss on remeasurement of deferred and contingent consideration (Note 10) for financial instruments designated as FVTPL.

BRAGG GAMING GROUP INC.	38

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021, AND JUNE 30, 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

17	FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT (CONTINUED)

As a result of holding and issuing financial instruments, the Company is exposed to certain risks. The following is a description of those risks and how the exposures are managed.

Liquidity risk

Liquidity risk is the risk that the Company is unable to generate or obtain sufficient cash and cash equivalents in a cost-effective manner to fund its obligations as they come due. The Company will experience liquidity risks if it fails to maintain appropriate levels of cash and cash equivalents, is unable to access sources of funding or fails to appropriately diversify sources of funding. If any of these events were to occur, they could adversely affect the financial performance of the Company.

The Company has a planning and budgeting process in place by which it anticipates and determines the funds required to support its normal operating requirements. The Company coordinates this planning and budgeting process with its financing activities through its capital management process. The Company holds sufficient cash and cash equivalents and working capital, maintained through stringent cash flow management, to ensure sufficient liquidity is maintained. The Company is not subject to any externally imposed capital requirements.

The following are the undiscounted contractual maturities of significant financial liabilities and the total contractual obligations of the Company as at June 30, 2021:

	2021	2022	2023	2024	Thereafter	Total
Trade payables and other liabilities	17,279	-	-	-	-	17,279
Lease obligations on right of use assets	88	172	157	157	157	731
Deferred and contingent consideration	63	-	-	-	-	63
	17,430	172	157	157	157	18,073

Foreign currency exchange risk

The Company’s financial statements are presented in EUR, however a portion of the Company’s net assets and operations are denominated in other currencies, particularly the Canadian dollar. Such net assets are translated into EUR at the foreign currency exchange rate in effect at the reporting date, and operations at the foreign currency exchange rates that approximate the rates in effect at the dates when such items are recognized. As a result, the Company is exposed to foreign currency translation gains and losses, which are recorded in accumulated other comprehensive loss.

The Company is also exposed to risk on transaction in currencies other than its functional currency resulting in realized and unrealized foreign currency gains and loss which are recorded in other operational costs. The Company estimates that an appreciation of the EUR of 10% relative to other currencies would result in a decrease of EUR 835 in earnings before income taxes while a depreciating EUR will have the opposite impact.

The Company has no derivative instruments in the form of futures contracts and forward contracts to manage its current and anticipated exposure to fluctuations in EUR exchange rates.

BRAGG GAMING GROUP INC.	39

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021, AND JUNE 30, 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

17	FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT (CONTINUED)

Credit risk

The Company is exposed to credit risk resulting from the possibility that counterparties could default on their financial obligations to the Company including cash and cash equivalents, other assets and accounts receivable. Failure to manage credit risk could adversely affect the financial performance of the Company.

The risk related to cash and cash equivalents is reduced by policies and guidelines that require that the Company enters into transactions only with counterparties or issuers that have a minimum long term “BBB” credit rating from a recognized credit rating agency. The Company mitigates the risk of credit loss relating to accounts receivable by evaluating the creditworthiness of new customers and establishes a provision for expected credit losses. The Company applies the simplified approach to provide for expected credit losses as prescribed by IFRS 9, Financial Instruments, which permits the use of the lifetime expected loss provision for all accounts receivable. The expected credit loss provision is based on the Company’s historical collections and loss experience and incorporates forward-looking factors, where appropriate.

The provision matrix below shows the expected credit loss rate for each aging category of accounts receivable as at June 30, 2021:

		Aging (months)
	Note	<1	1 - 3	>3	Total
Gross accounts receivable	13	8,290	606	1,645	10,541
Expected loss rate		4.60%	30.53%	95.20%	20.23%
Expected Loss Provision	13	381	185	1,566	2,132

The provision matrix below shows the expected credit loss rate for each aging category of accounts receivable as at December 31, 2020:

		Aging (months)
	Note	<1	1 - 3	>3	Total
Gross accounts receivable	13	9,563	1,193	1,296	12,052
Expected loss rate		4.51%	14.84%	88.50%	14.56%
Expected Loss Provision	13	431	177	1,147	1,755

Gross accounts receivable includes the balance of accrued income within the aging category of less than one month.

BRAGG GAMING GROUP INC.	40

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021, AND JUNE 30, 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

17	FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT (CONTINUED)

Concentration risk

For the three months ended June 30, 2021, one customer (three months ended June 30, 2020: one customer) contributed more than 10% each to the Company’s revenues. Aggregate revenues from this customer totalled EUR 2,714 (three months ended June 30, 2020: EUR 1,712).

For the six months ended June 30, 2021, one customer (six months ended June 30, 2020: one customer) contributed more than 10% each to the Company’s revenues. Aggregate revenues from this customer totalled EUR 5,467 (six months ended June 30, 2020: EUR 2,816).

As at June 30, 2021, one customer (December 31, 2020: one customer) constituted more than 10% each to the Company’s accounts receivable. The balance owed by this customer totalled EUR 974 (December 31, 2020: EUR 1,247). The Company continues to expand its customer base to reduce the concentration risk.

18	SUPPLEMENTARY CASHFLOW INFORMATION

Cash flows arising from changes in non-cash working capital are summarized below:

	Six Months Ended June 30,
Cash flows arising from movement in:	2021	2020
Trade and other receivables	2,183	(2,642)
Prepaid expenses and other assets	(1,838)	(135)
Deferred revenue	503	-
Trade payables and other liabilities	224	3,995
Other liabilities - non-current	25	-

Changes in Non-Cash Working Capital	1,097	1,218

BRAGG GAMING GROUP INC.	41

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021, AND JUNE 30, 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

19	SEGMENT INFORMATION

Operating

The Company has one reportable operating segment in its continuing operations, B2B Online Gaming.

The accounting policies of the reportable operating segments are the same as those described in the Company’s summary of significant accounting policies (Note 2). The Company measures each reportable operating segment’s performance based on adjusted EBITDA. No reportable operating segment is reliant on any single external customer.

Intersegment charges have been eliminated on consolidation.

Geography – Revenue

Revenue for continuing operations was generated from the following jurisdictions:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Malta	9,386	8,492	18,861	14,428
Curaçao	3,761	2,488	6,534	4,230
Croatia	713	363	1,138	649
Germany	404	84	830	129
Romania	425	50	744	200
Serbia	243	126	442	254
Other	559	542	1,138	1,039

Revenue	15,491	12,145	29,687	20,929

This segmentation is not correlated to the geographical location of the Company’s worldwide end-user base.

Geography – Non-Current Assets

Non-current assets are held in the following jurisdictions:

	As at	As at
	June 30,	December 31,
	2021	2020
United States	57,041	34,104
Other	1,491	1,180

Non-Current Assets	58,532	35,284

BRAGG GAMING GROUP INC.	42

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021, AND JUNE 30, 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

20	INCOME TAXES

The components of income taxes recognized in the interim unaudited condensed consolidated statements of financial position are as follows:

	As at	As at
	June 30,	December 31,
	2021	2020
Income taxes payable	1,762	1,318
Deferred income tax liabilities	1,261	1,415

The components of income taxes recognized in the interim unaudited condensed consolidated statements of loss and comprehensive loss are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Current period	452	526	1,143	797
Adjustment in respect of prior periods	-	-	-	-

Current Income Taxes	452	526	1,143	797

Deferred income tax expense (recovery)	30	(28)	(154)	(56)
Deferred Income Tax Expense (Recovery)	30	(28)	(154)	(56)

Income Taxes	482	498	989	741

There is no income tax expense recognized in other comprehensive income (loss).

	As at	As at
	June 30,	December 31,
	2021	2020
Intangible assets	1,261	1,415
Other	-	-

Deferred tax liability	1,261	1,415

BRAGG GAMING GROUP INC.	43

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021, AND JUNE 30, 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

20	INCOME TAXES (CONTINUED)

The effective income tax rates in the interim unaudited condensed consolidated statements of loss and comprehensive loss were reported at rates different than the combined Canadian federal and provincial statutory income tax rates for the following reasons:

	Six Months Ended June 30,
	2021	2020
	%	%
Canadian statutory tax rate	26.5	26.5
Effect of tax rate in foreign jurisdictions	7.4	2.6
Impact of foreign currency translation	-
Non-deductible and non-taxable items	(30.2)	(12.4)
Remeasurement of contingent and deferred consideration	-	(14.2)
Accretion expense of contingent consideration	-	(4.5)
Change in tax benefits not recognized	(8.6)	(7.2)
Adjustments in respect of prior periods	-	(2.5)
Other	(36.1)	(2.4)
Effective Income Tax Rate Applicable to Loss Before Income Taxes	(41.0)	(14.1)

Deferred income tax liabilities recognized in the interim unaudited condensed consolidated statements of financial position were attributable solely to acquired intangible assets (Note 11).

BRAGG GAMING GROUP INC.	44

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021, AND JUNE 30, 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

20	INCOME TAXES (CONTINUED)

The portion of the income tax losses related to Canada which have a limited carry-forward period expire in the years 2026 to 2041 as follows:

2026	97
2027	182
2028	170
2029	87
2030	60
2031	60
2032	101
2033	68
2034	126
2035	126
2036	134
2037	279
2038	1,897
2039	2,001
2040	3,100
2041	3,164
11,652

The United Kingdom losses are carried forward indefinitely unless subject to certain restrictions and are now classified in the current year as discontinued operations as unrecognized deferred income tax assets. The deductible temporary differences do not expire under current income tax legislation. Deferred income tax assets were not recognized in respect of these items because it is not probable that future taxable income will be available to the Company to utilize the benefits.

21	CONTINGENT LIABILITIES

In the ordinary course of business, the Company is involved in and potentially subject to, legal actions and proceedings. In addition, the Company is subject to tax audits from various tax authorities on an ongoing basis. As a result, from time to time, tax authorities may disagree with the positions and conclusions taken by the Company in its tax filings or legislation could be amended or interpretations of current legislation could change, any of which events could lead to reassessments.

The Company is not aware of any legal, administrative, or other proceedings pending, which would materially affect its financial condition.